E-NET BOND TERM SHEET
                              ---------------------


     This TERM SHEET is intended to summarize the terms pursuant to which Anza Properties, Inc., a wholly owned subsidiary of E-Net Financial.com, Inc. (the "Company") would issue secured convertible debentures (the "Bonds").

1. The Company (OTCBB trading) would form a wholly owned subsidiary (the "Subsidiary").

2. The Subsidiary would raise money on a best efforts basis utilizing the issuer exemption. It is understood that these best efforts are independent of any obligation on the part of the Company to pay back the $200,000 bridge loan provided by Laguna Pacific Partners, LLP.

3.     These  Bonds  would  be  subject  to  the  following  terms:

a. Each Bond would be in the amount of $5,000. The Subsidiary would rely upon Regulation D which provides that a private offering may be conducted with no more than 35 nonaccredited investors.

b. Each Bond would provide for interest at a minimum rate of 90% of the net operating income (defined as rent less ordinary and reasonable operating expenses) payable bi-monthly, commencing the later to occur of either: (1) three months from the issuance of the Bond; or (2) the closing by the Subsidiary upon its initial real estate project. In addition, the Company would issue three-year warrants in the principal amount of 5% of the amount of the Bond investment. The exercise price of such Warrants shall be the market price of the Company upon the date the Bonds are converted. The shares underlying these warrants shall be contained in the registration statement registering the shares underlying the Bonds. In addition, each investor shall receive additional interest in Company restricted stock which shall provide an aggregate return of 15% (subject to the registration rights set forth herein). The value of the restricted stock shall be calculated as the weighted average of the trading price of the Company's stock during the 30-day period prior to the date upon which the interest is calculated.

c. Proceeds from the sale of the Bonds would be used to acquire apartment complexes, or mini-warehouses/self-storage facilities located anywhere in the United States producing the highest return to Subsidiary reviewed and available from such properties at that time.


d.
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The  Bonds  are for a three year term, at which time all principal would be paid back  in  full;  however,  if  the  public  parent  Company processes a NATIONAL
EXCHANGE application during this three year period of time, the bondholders would be required to convert their shares into registered shares at 80% of the average closing market price during the 10 trading days proceeding NATIONAL EXCHANGE clearance. It is critical that this conversion be in the control of the Company and that the conversion take place no later than NATIONAL EXCHANGE approval to assure that the bonds provide the Company with the required equity to secure NATIONAL EXCHANGE status. Further, it is not unusual for a company to go effective with a registration statement simultaneous with a NATIONAL EXCHANGE listing (this is done with IPOs all the time).

e. The Bonds will be secured with the real estate owned by the Subsidiary. The Subsidiary would be restricted from placing mortgage debt upon the Company which caused the real estate portfolio to generate less than 130% in rental income in excess of its aggregate mortgage payments. While it is contemplated that the proceeds of the Bonds may frequently be used as the initial payment to acquire real estate (to avoid the time consuming process of loan approval and to provide negotiating leverage). Up to 5% of the proceeds of the Bonds shall be used to pay off the bridge loan provided by Laguna Pacific Partners, LP and $25,000 of this 5% shall be used to provide additional working capital to the Company.

4. In addition, 25% of the proceeds derived from the issuance of the Bonds shall be allocated to costs associated with the funding of the Bonds, including, but not limited to, office overhead, marketing costs, salaries of employees, due diligence, identifying possible property acquisitions, other associated costs and general operating capital.

5. By affixing its signature below, the entities set forth below are evidencing their interest in proceeding with a bridge loan in order to finance certain costs associated with the raising of the Bond funding and to instruct legal counsel to prepare definitive documentation evidencing the terms of the proposed offering of Bonds. It is hereby understood that Lawrence W. Horwitz and the law firm of Senn Palumbo Meulemans, LLP are exclusively representing Laguna Pacific Partners, LP in the subject transaction and that the Company has its own independent counsel approving all documentation.

                        [SIGNATURES FOLLOW ON NEXT PAGE]


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     IN  WITNESS  WHEREOF,  the  parties hereto have caused this Agreement to be duly  executed,  as  of  this 26th day  of  June,  2001.



E  NET  FINANCIAL.COM,  INC.



By:  /s/ Vincent R. Rinehart
     Vincent R. Rinehart
Its: President & CEO


LAGUNA  PACIFIC  PARTNERS,  L.P.



By:  /s/  Lawrence  W.  Horwitz
     Lawrence  W.  Horwitz
Its: President  of  General  Partner,
     Strawberry  Canyon  Capital,  Inc.




By:  /s/ Thomas H. Ehrlich
     Thomas  H.  Ehrlich
Its: President  of  General  Partner,
     Manhattan  Network,  Inc.

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